EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of ProPhase Labs, Inc.:

We consent to the incorporation by reference in the Registration Statements of ProPhase Labs, Inc. and Subsidiaries on Forms S-8 (No. 333-73456, No. 333-61313, No. 333-10059, No. 333-14687, No. 333-26589, 333-132770 and 333-169697), Form SB-2 (No. 333-31241) and Forms S-3 (No. 333-86976, 333-104148, 333-119748 and 333-185167) of our report dated March 27, 2013, on our audits of the consolidated financial statements of ProPhase Labs, Inc. and Subsidiaries as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012, to be filed on or about March 27, 2013.

/s/ EISNERAMPER LLP

Edison, New Jersey

March 27, 2013